Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Liberty Latin America Ltd.:

We consent to the use of our report incorporated by reference in the registration statement on Form S-8, which appears on Form S-1 (No. 333-221608), dated July 21, 2017, with respect to the consolidated statements of financial position of Cable & Wireless Communications Limited and subsidiaries as of March 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive income, changes in owners’ equity, and cash flows for each of the years in the two-year period ended March 31, 2016.

/s/ KPMG LLP

London, United Kingdom

January 9, 2018